    THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G FILED ON FEBRUARY 18, 1997
              PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No.  )*


                                FTD Corporation
                      ------------------------------------
                                (Name of Issuer)

             Class A Common Stock, par value $0.01 per share
      -------------------------------------------------------------------
                         (Title of Class of Securities)

                                  302648 10 0
                                  -----------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 35 Pages

-----------------------                                  ---------------------
 CUSIP NO.  302648 10 0            13G                    PAGE 2 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

      BAIN CAPITAL FUND IV, L.P.

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 04-3185934
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             359,448 (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          359,448 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      359,448 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      5.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO.  302648 10 0            13G                    PAGE 3 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

      BAIN CAPITAL FUND IV-B, L.P.

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 04-3185924
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             411,354 (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          411,354 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      411,354 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      6.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO.  302648 10 0            13G                    PAGE 4 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

      BAIN CAPITAL PARTNERS IV, L.P.

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 04-3186657
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,213,415 (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,213,415 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,213,415 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      19.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO.  302648 10 0            13G                    PAGE 5 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

      BAIN CAPITAL INVESTORS, INC.

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 04-3186655
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,213,415 (See Item 4)
     OWNED BY      -----------------------------------------------------------

       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
     PERSON        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
      WITH           8
                          1,213,415 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,213,415 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      19.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  302648 10 0            13G                    PAGE 6 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      W. MITT ROMNEY
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    United States


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    None
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,339,808 (See Item 4)

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    None
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,339,808 (See Item 4)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    1,339,808 (See Item 4)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11    21.8%


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    IN


------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  302648 10 0            13G                    PAGE 7 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      JOSHUA BEKENSTEIN
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    United States


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    None
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    569,006 (See Item 4)

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    None
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    569,006 (See Item 4)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    569,006 (See Item 4)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11    9.2%


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    IN


------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  302648 10 0            13G                    PAGE 8 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      BCIP ASSOCIATES
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 04-3109427

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Delaware


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    None
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    80,418 (See Item 4)

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    None
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    80,418 (See Item 4)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    80,418 (See Item 4)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11    1.3%


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    PN


------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  302648 10 0            13G                    PAGE 9 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      BCIP TRUST ASSOCIATES, L.P.
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 04-3109428

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Delaware


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    None
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    45,975 (See Item 4)

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    None
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    45,975 (See Item 4)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    45,975 (See Item 4)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11    0.7%


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    PN


------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO.  302648 10 0            13G                    PAGE 10 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

      INFORMATION PARTNERS CAPITAL FUND, L.P.

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 04-3060619
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             442,613 (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          442,613 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      443,613 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      7.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO.  302648 10 0            13G                    PAGE 11 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

      INFORMATION PARTNERS
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 04-3060617
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             442,613 (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          442,613 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      442,613 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      7.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO.  302648 10 0            13G                    PAGE 12 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

      DAVID DOMINIK
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             442,613 (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          442,613 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      442,613 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      7.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO.  302648 10 0            13G                    PAGE 13 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

      MARK NUNNELLY
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             442,613 (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          442,613 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      442,613 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      7.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO.  302648 10 0            13G                    PAGE 14 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

      STEPHEN PAGLIUCA
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             442,613 (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          442,613 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      442,613 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      7.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 302648 10 0               13G                 PAGE 15 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      BAIN VENTURE CAPITAL, a California Limited Partnership
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 04-2835397
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          442,613 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          442,613 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      442,613 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 302648100               13G                    PAGE 16 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      PAUL EDGERLEY
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          442,613 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          442,613 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      442,613 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 302648100               13G                    PAGE 17 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      ROBERT GAY
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          442,613 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          442,613 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      442,613 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 302648100               13G                    PAGE 18 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      ADAM KIRSCH
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          442,613 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          442,613 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      442,613 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 302648 10 0             13G                    PAGE 19 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      GEOFFREY REHNERT
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          442,613 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          442,613 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      442,613 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 302648 10 0             13G                    PAGE 20 OF 35 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      ROBERT WHITE
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          442,613 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          442,613 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      442,613 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


Item 1(a).  Name of Issuer:

            FTD Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

            29200 Northwestern Highway
            Southfield, Michigan  48034

Item 2(a).  Name of Person Filing:

                 This Schedule 13G is being jointly filed by each of the
            following persons pursuant to Rule 13d-(1)(f) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"): (i) Bain Capital Fund IV, L.P. ("BCF-IV"), a Delaware limited partnership, by virtue of its direct beneficial ownership of 359,448 shares of Class A Common Stock, par value $.01 per share (the "Common Stock"), of FTD Corporation (the "Company"); (ii) Bain Capital Fund IV-B, L.P. ("BCF-IV-B"), a Delaware limited partnership, by virtue of its direct beneficial ownership of 411,354 shares of Common Stock; (iii) Bain Capital Partners IV, L.P. ("BCP"), a Delaware limited partnership, as the sole general partner of BCF-IV and BCF-IV-B and as a general partner of IP (as defined herein); (iv) Bain Capital Investors, Inc. ("BCI"), a Delaware corporation, as the sole general partner of BCP; (v) W. Mitt Romney ("Mr. Romney"), an individual, as the sole shareholder of BCI, as a member of the Management Committee of BCIP and BCIPT (both as defined herein), and as a general partner of BVC (as defined herein); (vi) Joshua Bekenstein ("Mr. Bekenstein"), an individual, as a member of the Management Committee of BCIP and BCIPT and as a general partner of BVC; (vii) BCIP Associates ("BCIP"), a Delaware general partnership, by virtue of its direct beneficial ownership of 80,418 shares of Common Stock;
            (viii) BCIP Trust Associates, L.P. ("BCIPT"), a Delaware limited partnership, by virtue of its direct beneficial ownership of 45,975 shares of Common Stock; (ix) Information Partners Capital Fund, L.P. ("IPCF"), a Delaware limited partnership, by virtue of its direct beneficial ownership of 442,613 shares of Common Stock; (x) Information Partners ("IP"), a Delaware general partnership, as the sole general partner of IPCF; (xi) David Dominik ("Mr. Dominik"), an individual, as a general partner of IP; (xii) Mark Nunnelly ("Mr. Nunnelly"), an individual, as a general partner of IP; (xiii) Stephen Pagliuca ("Mr. Pagliuca"), an individual, as a general partner of IP; (xiv) Bain Venture Capital, L.P. ("BVC"), a California limited partnership, as a general partner of IP; (xv) Paul Edgerley ("Mr. Edgerley"), an


                              Page 21 of 35 Pages
            individual, as a general partner of BVC; (xvi) Robert Gay ("Mr. Gay"), an individual, as a general partner of BVC; (xvii) Adam Kirsch ("Mr. Kirsch"), an individual, as a general partner of BVC; (xviii) Geoffrey Rehnert ("Mr. Rehnert"), an individual, as a general partner of BVC; and (xix) Robert White ("Mr. White"), an individual, as a general partner of BVC . BCF-IV, BCF-IV-B, BCIP, BCIPT and IPCF are hereinafter collectively referred to as the "Funds," and together with BCP, BCI, IP, BVC, Mr. Romney, Mr. Bekenstein, Mr. Dominik, Mr. Nunnelly, Mr. Pagliuca, Mr. Edgerley, Mr. Gay, Mr. Kirsch, Mr. Rehnert and Mr. White are hereinafter collectively referred to as the "Reporting Persons." The Reporting Persons have entered into a Joint Filing Agreement, dated February 12, 1997, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(f)(1) under the Act.

                  The Reporting Persons may be deemed to constitute a "group"
            for purposes of Section 13(d)(3) of the Act as a result of such Reporting Persons being persons associated with Bain Capital, Inc., a Delaware corporation ("Bain Capital"), which is a management company. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this Schedule 13G.

Item 2(b).  Address of Principal Business Office or, if none, Residence:

                 The address of the principal business office of each of the
            Reporting Persons is c/o Bain Capital, Inc., Two Copley Place, Boston, MA 02116.

Item 2(c).  Citizenship:

                 Each of the Funds, BCP and IP are partnerships organized under the laws of the State of Delaware. BCI is a corporation organized under the laws of the State of Delaware. BVC is a partnership organized under the laws of the State of California. Mr. Romney, Mr. Bekenstein, Mr. Dominik, Mr. Nunnelly, Mr. Pagliuca, Mr. Edgerley, Mr. Gay, Mr. Kirsch, Mr. Rehnert and Mr. White are citizens of the United States.

Item 2(d).  Title of Class of Securities:

            Class A Common Stock, par value $0.01 per share.

Item 2(e).  CUSIP No.:

            302648 10 0


                              Page 22 of 35 Pages

Item 3. If this statement is filed pursuant to rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

            Not Applicable.

Item 4.     Ownership:

            (A)-(C). Each Reporting Person named in response to Item 2 hereof has, as of December 31, 1996, shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of the Common Stock as follows:

                 Bain Capital Fund IV, L.P. BCF-IV has the shared power to vote and to dispose of 359,448 shares of Common Stock currently held by BCF-IV, constituting approximately 5.8% of the outstanding Common Stock.

                 Bain Capital Fund IV-B, L.P. BCF-IV-B has the shared power to vote and to dispose of 411,354 shares of Common Stock currently held by BCF-IV-B, constituting approximately 6.7% of the outstanding Common Stock.

                 Bain Capital Partners IV, L.P. BCP, as the sole general partner of BCF-IV and BCF-IV-B, may be deemed to have the shared power to vote and to dispose of the 770,802 shares of Common Stock currently held by BCF-IV and BCF-IV-B. In addition, BCP, as one of five general partners of IP, may be deemed to have the shared power to vote and dispose of the 442,613 shares of Common Stock currently held by IPCF. In total, these shares constitute approximately 19.7% of the outstanding Common Stock. The filing of this Schedule 13G by BCP shall not be considered an admission that BCP is, for the purpose of Section 13(g) of the Exchange Act, the beneficial owner of such shares held by BCF-IV, BCF-IV-B or IPCF.

                 Bain Capital Investors, Inc. BCI, as the sole general partner of BCP, may be deemed to have the shared power to vote and to dispose of the 770,802 shares of Common Stock currently held by BCF-IV and BCF-IV-B and the 442,613 shares of Common Stock currently held by IPCF. In total, these shares constitute approximately 19.7% of the outstanding Common Stock. The filing of this Schedule 13G by BCI shall not be considered an admission that BCI is, for the purpose of Section 13(g) of the Exchange Act, the beneficial owner of such shares held by BCF-IV, BCF-IV-B or IPCF.

                 W. Mitt Romney. Mr. Romney, as the sole stockholder of BCI, may be deemed to have the shared power to vote and to dispose of the


                              Page 23 of 35 Pages

            770,802 shares of Common Stock currently held by BCF-IV and BCF-IV-
            B. In addition, Mr. Romney serves as a member of the Management Committee of BCIP and BCIPT and, in such capacity, may be deemed to have the shared power to vote and dispose of the 126,393 shares of Common Stock currently held by BCIP and BCIPT. In addition, Mr. Romney is one of seven individual general partners of BVC and, in such capacity, may be deemed to have the shared power to vote and dispose of the 442,613 shares of Common Stock currently held by IPCF. In total, these shares of Common Stock constitute approximately 21.8% of the outstanding Common Stock. The filing of this Schedule 13G by Mr. Romney shall not be considered an admission that Mr. Romney is, for the purpose of Section 13(g) of the Exchange Act, the beneficial owner of such shares held by the Funds.

                 Joshua Bekenstein. Mr. Bekenstein, as a member of the
            Management Committee of BCIP and BCIPT, may be deemed to have the shared power to vote and dispose of the 126,393 shares of Common Stock currently held by BCIP and BCIPT. In addition, Mr. Bekenstein is one of seven individual general partners of BVC and, in such capacity, may be deemed to have the shared power to vote and dispose of the 442,613 shares of Common Stock currently held by IPCF. In total, these shares constitute approximately 9.2% of the outstanding Common Stock. The filing of this Schedule 13G by Mr. Bekenstein shall not be considered an admission that Mr. Bekenstein is, for the purpose of Section 13(g) of the Exchange Act, the beneficial owner of such shares held by BCIP, BCIPT or IPCF.

                 BCIP Associates. BCIP has the shared power to vote and to
            dispose of 80,418 shares of Common Stock currently held by BCIP, which constitutes approximately 1.3% of the outstanding Common Stock.

                 BCIP Trust Associates, L.P. BCIPT has the shared power to vote and to dispose of 45,975 shares of Common Stock currently held by BCIPT, which constitutes approximately 0.7% of the outstanding Common Stock.

                 Information Partners Capital Fund, L.P. IPCF has the shared power to vote and to dispose of 442,613 shares of Common Stock currently held by IPCF, which constitutes approximately 7.2% of the outstanding Common Stock.

                 Information Partners. IP, as the sole general partner of IPCF, may be deemed to have the shared power to vote and to dispose of the 442,613 shares of Common Stock currently held by IPCF, which constitutes approximately 7.2% of the outstanding Common Stock. The


                              Page 24 of 35 Pages
            filing of this Schedule 13G by IP shall not be considered an admission that IP is, for the purposed of Section 13(g) of the Exchange Act, the beneficial owner of such shares held by IPCF.

                      David Dominik. Mr. Dominik is one of five general partners of IP and, in such capacity, may be deemed to have the shared power to vote and dispose of the 442,613 shares of Common Stock currently held by IPCF, which constitute approximately 7.2% of the outstanding Common Stock. The filing of this Schedule 13G by Mr. Dominik shall not be considered an admission that Mr. Dominik is, for the purpose of Section 13(g) of the Exchange Act, the beneficial owner of such shares held by IPCF.

                 Mark Nunnelly. Mr. Nunnelly is one of five general partners of
            IP and, in such capacity, may be deemed to have the shared power to vote and dispose of the 442,613 shares of Common Stock currently held by IPCF, which constitute approximately 7.2% of the outstanding Common Stock. The filing of this Schedule 13G by Mr. Nunnelly shall not be considered an admission that Mr. Nunnelly is, for the purpose of Section 13(g) of the Exchange Act, the beneficial owner of such shares held by IPCF.

                 Stephen Pagliuca. Mr. Pagliuca is one of five general partners of IP and, in such capacity, may be deemed to have the shared power to vote and dispose of the 442,613 shares of Common Stock currently held by IPCF, which constitute approximately 7.2% of the outstanding Common Stock. The filing of this Schedule 13G by Mr. Pagliuca shall not be considered an admission that Mr. Pagliuca is, for the purpose of Section 13(g) of the Exchange Act, the beneficial owner of such shares held by IPCF.

                 Bain Venture Capital, a California Limited Partnership. BVC is
            one of five general partners of IP and, in such capacity, may be deemed to have the shared power to vote and dispose of the 442,613 shares of Common Stock currently held by IPCF, which constitute approximately 7.2% of the outstanding Common Stock. The filing of this Schedule 13G by BVC shall not be considered an admission that BVC is, for the purpose of Section 13(g) of the Exchange Act, the beneficial owner of such shares held by IPCF.

                 Paul Edgerley. Mr. Edgerley is one of seven individual general partners of BVC and, in such capacity, may be deemed to have the shared power to vote and dispose of the 442, 613 shares of Common Stock held by IPCF, which constitute approximately 7.2% of the outstanding Common Stock. The filing of this Schedule 13G by Mr. Edgerley shall not be


                              Page 25 of 35 Pages
            considered an admission that Mr. Edgerley is, for the purpose of
            Section 13(g) of the Exchange Act, the beneficial owner of such shares held by IPCF.

                 Robert Gay. Mr. Gay is one of seven individual general partners of BVC and, in such capacity, may be deemed to have the shared power to vote and dispose of the 442, 613 shares of Common Stock held by IPCF, which constitute approximately 7.2% of the outstanding Common Stock. The filing of this Schedule 13G by Mr. Gay shall not be considered an admission that Mr. Gay is, for the purpose of Section 13(g) of the Exchange Act, the beneficial owner of such shares held by IPCF.

                 Adam Kirsch. Mr. Kirsch is one of seven individual general partners of BVC and, in such capacity, may be deemed to have the shared power to vote and dispose of the 442, 613 shares of Common Stock held by IPCF, which constitute approximately 7.2% of the outstanding Common Stock. The filing of this Schedule 13G by Mr. Kirsch shall not be considered an admission that Mr. Kirsch is, for the purpose of Section 13(g) of the Exchange Act, the beneficial owner of such shares held by IPCF.

                 Geoffrey Rehnert. Mr. Rehnert is one of seven individual
            general partners of BVC and, in such capacity, may be deemed to have the shared power to vote and dispose of the 442, 613 shares of Common Stock held by IPCF, which constitute approximately 7.2% of the outstanding Common Stock. The filing of this Schedule 13G by Mr. Rehnert shall not be considered an admission that Mr. Rehnert is, for the purpose of Section 13(g) of the Exchange Act, the beneficial owner of such shares held by IPCF.

                 Robert White. Mr. White is one of seven individual general partners of BVC and, in such capacity, may be deemed to have the shared power to vote and dispose of the 442, 613 shares of Common Stock held by IPCF, which constitute approximately 7.2% of the outstanding Common Stock. The filing of this Schedule 13G by Mr. White shall not be considered an admission that Mr. White is, for the purpose of Section 13(g) of the Exchange Act, the beneficial owner of such shares held by IPCF.

                 Pursuant to Rule 13d-5(b)(1) under the Exchange Act, the
            Reporting Persons may be deemed as a group to have acquired beneficial ownership of 1,33,808 shares of Common Stock, the aggregate number of shares of Common Stock held by the Reporting Persons, representing approximately 21.8% of the outstanding Common Stock as of December 31, 1996. Except as otherwise specifically noted, all of the percentages calculated in this Schedule 13G are based upon an aggregate of 6,160,181 shares of

                              Page 26 of 35 Pages

            Common Stock outstanding as of December 31, 1996, as disclosed by the Company to the Reporting Persons. Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by each other Reporting Person.

Item 5.     Ownership of Five Percent or Less of a Class:

            Not Applicable.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person:

            See Response to Item 4.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group:

            Not Applicable.

Item 9.     Notice of Dissolution of Group:

            Not Applicable.

Item 10.    Certification:

            Not Applicable.


                              Page 27 of 35 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date:  February 12, 1997
                                BAIN CAPITAL FUND IV, L.P.

                                By:  Bain Capital Partners IV, L.P.
                                Its: General Partner

                                By:  Bain Capital Investors, Inc.
                                Its: General Partner


                                By:    /s/ W. Mitt Romney
                                   -------------------------------
                                    A Managing Director


                                BAIN CAPITAL FUND IV-B, L.P.

                                By:  Bain Capital Partners IV, L.P.
                                Its: General Partner

                                By:  Bain Capital Investors, Inc.
                                Its: General Partner


                                By:    /s/ W. Mitt Romney
                                   --------------------------------
                                    A Managing Director


                                BAIN CAPITAL PARTNERS IV, L.P.

                                By:  Bain Capital Investors, Inc.
                                Its: General Partner


                                By:    /s/ W. Mitt Romney
                                   --------------------------------
                                    A Managing Director


                              Page 28 of 35 Pages

                            BAIN CAPITAL INVESTORS, INC.


                            By:    /s/ W. Mitt Romney
                               --------------------------------
                                Name: W. Mitt Romney
                                Title:   Chief Executive Officer



                                 /s/ W. Mitt Romney
                            -----------------------------------
                                     W. Mitt Romney


                                 /s/ Joshua Bekenstein
                            -----------------------------------
                                     Joshua Bekenstein



                            BCIP ASSOCIATES


                            By: /s/ W. Mitt Romney
                               --------------------------------
                                A General Partner


                              Page 29 of 35 Pages

                            BCIP TRUST ASSOCIATES, L.P.


                            By:    /s/ W. Mitt Romney
                               ---------------------------------
                                   A General Partner



                            INFORMATION PARTNERS CAPITAL
                            FUND, L.P.

                            By:  Information Partners
                            Its: General Partner


                            By:     /s/ David Dominik
                               ---------------------------------
                                    A General Partner


                            INFORMATION PARTNERS



                            By:     /s/ David Dominik
                               ---------------------------------
                                    A General Partner


                            BAIN VENTURE CAPITAL, a California
                              Limited Partnership


                            By:    /s/ W. Mitt Romney
                               ---------------------------------
                                   A General Partner


                              Page 30 of 35 Pages

                            /s/ David Dominik
                            -----------------------------------
                                David Dominik


                            /s/ Paul Edgerley
                            -----------------------------------
                                Paul Edgerley


                            /s/ Robert Gay
                            -----------------------------------
                                Robert Gay


                            /s/ Adam Kirsch
                            -----------------------------------
                                Adam Kirsch


                            /s/ Mark Nunnelly
                            -----------------------------------
                                Mark Nunnelly


                            /s/ Stephen Pagliuca
                            -----------------------------------
                                Stephen Pagliuca


                            /s/ Geoffrey Rehnert
                            -----------------------------------
                                Geoffrey Rehnert


                            /s/ Robert White
                            -----------------------------------
                                Robert White


                                                                      Exhibit A
                                                                      ---------
                              Page 31 of 35 Pages

                    AGREEMENT REGARDING THE JOINT FILING OF
                                  SCHEDULE 13G

                             _____________________


The undersigned hereby agree as follows:

          (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

          (ii) Each of them is responsible for the timely filing of such
Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  February 12, 1997        BAIN CAPITAL FUND IV, L.P.

                                By:  Bain Capital Partners IV, L.P.
                                Its: General Partner

                                By:  Bain Capital Investors, Inc.
                                Its: General Partner


                                By:    /s/ W. Mitt Romney
                                   --------------------------------
                                      A Managing Director


                                BAIN CAPITAL FUND IV-B, L.P.

                                By:  Bain Capital Partners IV, L.P.
                                Its: General Partner

                                By:  Bain Capital Investors, Inc.
                                Its: General Partner


                                By:    /s/ W. Mitt Romney
                                   --------------------------------
                                      A Managing Director


                              Page 32 of 35 Pages

                                       BAIN CAPITAL PARTNERS IV, L.P.

                                       By:   Bain Capital Investors, Inc.
                                       Its:  General Partner


                                       By:   /s/ W. Mitt Romney
                                           --------------------------
                                             A Managing Director


                                       BAIN CAPITAL INVESTORS, INC.


                                       By:    /s/ W. Mitt Romney
                                           --------------------------
                                              Name: W. Mitt Romney
                                              Title:  Chief Executive Officer




                                              /s/ W. Mitt Romney
                                       -------------------------------
                                                  W. Mitt Romney



                                              /s/ Joshua Bekenstein
                                       -------------------------------
                                                  Joshua Bekenstein


                                       BCIP ASSOCIATES


                                       By:    /s/ W. Mitt Romney
                                           --------------------------
                                           A General Partner



                              Page 33 of 35 Pages

                                       BCIP TRUST ASSOCIATES, L.P.


                                       By: /s/ W. Mitt Romney
                                          --------------------------
                                          A General Partner


                                       INFORMATION PARTNERS CAPITAL
                                         FUND, L.P.

                                       By:   Information Partners
                                       Its:  General Partner


                                       By: /s/ David Dominik
                                          --------------------------
                                          A General Partner


                                       INFORMATION PARTNERS


                                       By: /s/ David Dominik
                                          --------------------------
                                          A General Partner


                                       BAIN VENTURE CAPITAL, a California
                                         Limited Partnership


                                       By: /s/ W. Mitt Romney
                                          --------------------------
                                          A General Partner


                                           /s/ David Dominik
                                       -----------------------------
                                           David Dominik


                                           /s/ Paul Edgerley
                                       -----------------------------
                                           Paul Edgerley



                              Page 34 of 35 Pages

                                           /s/ Robert Gay
                                       -----------------------------
                                           Robert Gay


                                           /s/ Adam Kirsch
                                       -----------------------------
                                           Adam Kirsch


                                           /s/ Mark Nunnelly
                                       -----------------------------
                                           Mark Nunnelly


                                           /s/ Stephen Pagliuca
                                       -----------------------------
                                           Stephen Pagliuca


                                           /s/ Geoffrey Rehnert
                                       -----------------------------
                                           Geoffrey Rehnert


                                           /s/ Robert White
                                       -----------------------------
                                           Robert White



                              Page 35 of 35 Pages